                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): April 6, 2001


                             WALL STREET DELI, INC.
             (Exact name of registrant as specified in its Charter)




       DELAWARE                    0-11271                    63-0514240
(State of Incorporation)      (Commission File Number)   (IRS Employer I.D. No.)




                        One Independence Plaza, Suite 100
                            Birmingham, Alabama 35209
                    (Address of principal executive offices)


                                 (205) 870-0020
                         (Registrant's telephone number)







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ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

         On April 6, 2001, Wall Street Deli, Inc. (the "Company"), sold six of its stores located in Chicago, Illinois, to Campbell Bewley, Inc. ("Campbell Bewley"), a wholly-owned subsidiary of Campbell Bewley Group Limited, of Dublin, Ireland, for a sale price of $750,000 in cash, subject to certain closing and post-closing adjustments. The assets sold consist principally of the equipment, inventory and leasehold interests of each of the six stores. The sale price received for the stores was determined on the basis of arm's length negotiations between the Company and Campbell Bewley.

         The sale agreement also contemplates the possible sale of one additional store in the Chicago area for $100,000 if all necessary third party consents and approvals can be obtained. The additional $100,000 has been escrowed pending Campbell Bewley's and the Company's continued efforts to obtain such approvals, but at the present time it is unknown whether the sale of the seventh store will be completed.

         The Asset Sale and Purchase Agreement by and between Wall Street Deli, Inc., and Sandwich Chef of Illinois, Inc., and Campbell Bewley, Inc., dated February 26, 2001, is filed as an exhibit to this Form 8-K, and the foregoing description of certain provisions of that agreement and the transactions contemplated thereby is qualified in its entirety by reference to the exhibit.


ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS.

         (a)      Not applicable.

         (b) The pro forma financial information required by this item 7 of Form 8-K is not presently available or cannot practically be provided at this time, and will be filed by amendment to the Form 8-K. It is presently expected that such amendment will be filed by approximately June 6, 2001.

         (c) The following are filed as exhibits to this Current Report on Form 8-K:

          Exhibit No.      Description
          ----------       -------------------------------
          2.1              Asset Sale and Purchase Agreement by and between Wall
                           Street Deli, Inc., and Sandwich Chef of Illinois,
                           Inc., and Campbell Bewley, Inc., dated February 26,
                           2001.


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated: April 12, 2001                  /S/ JEFFREY V. KAUFMAN
                                       ----------------------------------------
                                       Jeffrey V. Kaufman
                                       President and CEO



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